Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-47928) of Oplink Communications, Inc. of our reports dated September 14, 2006 relating to the consolidated financial statements and financial statement schedule as of June 30, 2006 and 2005 and for each of the two years in the period ended June 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006, and the effectiveness of internal control over financial reporting as of June 30, 2006, which appear in this Form 10-K.
/s/ Burr, Pilger, & Mayer LLP
Palo Alto, California
September 14, 2006